Exhibit 99.1


                           FARMERS & MERCHANTS BANCORP
                        DECLARES 29TH CONSECUTIVE ANNUAL
                                 STOCK DIVIDEND

DATELINE: Lodi, Calif., April 7, 2003... Kent A. Steinwert, President and CEO of Farmers & Merchants Bancorp, the parent company of Farmers & Merchants Bank announced today that the Board of Directors unanimously voted to declare a 5% common stock dividend payable May 14, 2003, to shareholders of record at the close of business on April 15, 2003. This is the 29th consecutive year that Farmers & Merchants Bancorp has declared a common stock dividend. The Board of Directors declared the stock dividend based on the Company's record financial performance in 2002.

Common stock shareholders of record as of April 15, 2003, will receive one share of common stock for every 20 shares of common stock owned. Fractional shares will not be issued. For common stock share lots of less than 20 shares, a cash dividend in the amount of $12.50 per share will be paid in lieu of the stock dividend.

"Our shareholders have always been a source of strength for the Company. Their continued confidence in the Company is of the utmost importance to the Directors and management team," stated Kent Steinwert. "We believe our geographic market offers growth opportunities and are confident the scope, functionality and value of our products and customer solutions will differentiate Farmers & Merchants Bancorp from the competition. These ingredients in the hands of our talented employees have the potential to build meaningful value for our shareholders over the long term," Steinwert added.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. The Bank was founded in 1916 and is a full service community bank with over $1billion in assets. F&M Bank proudly serves California's Great Central Valley through 17 branch offices conveniently located from Sacramento to Turlock.